  Exhibit 10.3

SEPARATION AGREEMENT

THIS AGREEMENT (this “Agreement”), is made and entered into as of November 8, 2018 (the “Effective Date”), by and between Fusion LLC (formerly known as Network Billing Systems, LLC (the “Company”) and Gordon Hutchins, Jr. (“Executive”).

WHEREAS, the Company and Executive desire to enter into a separation agreement, which shall define and modify the rights and obligations of Executive as a result of the termination of his services to the Company and each other subsidiary of Fusion Connect, Inc. (collectively hereinafter referred to as “Fusion Group”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

SECTION 1. Acknowledgement of the Parties. The parties acknowledge that Executive’s employment with the Company will end on November 8, 2018 and that, as of such date, he will no longer hold any positions with the Fusion Group, including that of President (the “Separation Date”). Executive shall be paid his base compensation through the Separation Date. Consistent with the Company policies and practices now in effect, should any claim arise in the future relating to or arising from Executive’s service in any director or officer position, Executive will be defended, indemnified and held harmless under the terms of the Indemnification Agreement between Executive and the Company, dated March 6, 2006; provided that such indemnification rights shall be no less than on the same terms and conditions as any other director or officer, including all rights and protections under the applicable director and officer insurance policies.

SECTION 2. Compensation and Benefits; Stock Options; Company Equipment; Unemployment Benefits.

(a)            Separation Payments. Subject to Executive (i) not revoking this Agreement during the period specified in Section 4(a)(iv)(D), and (ii) assuming that Executive is not in breach of his obligations in Section 3 hereof, the Company and Executive agree that, from the Separation Date through and including June 8, 2019 (the “Severance Benefit Period”), separation payments totaling $160,416.66 (exclusive of applicable tax withholdings) will be paid to Executive ratably over the Severance Benefit Period.

(b)           Benefits. Except as otherwise provided herein and except for medical, dental and vision coverage that end on October 31, 2018, Executive's participation in all retirement and welfare benefit plans and programs maintained by the Fusion Group will cease on November 8, 2018; except, however, that (i) Executive is eligible to continue medical, dental and vision coverage for himself and his spouse and any eligible dependents under the Company’s benefit plans in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and (ii) Executive, his spouse and any eligible dependents may continue to participate in such benefit plans as a terminated but vested employee (or eligible dependent thereof) in accordance with the terms of such benefit plans. If Executive elects to enroll in COBRA, the Company will pay the cost of the COBRA coverage to continue medical, dental and vision coverage in effect on the Separation Date for himself and his spouse and any eligible dependents under the Company’s benefit plans for a period of eighteen (18) months, ceasing on May 31, 2020, after which Executive will be responsible for the cost of continued coverage. Except as specifically provided in this Agreement, Executive acknowledges and agrees that he is not entitled to receive any other payments or benefits of any kind.

(c)           Stock Options. Executive is a participant in the Fusion Telecommunications International, Inc. 2009 Stock Option Plan, as amended, and the Fusion Connect, Inc. 2016 Equity Incentive Plan, as amended, and has certain vested and unvested options to purchase, in the aggregate, 114,899 shares of common stock of Fusion Connect, Inc. (collectively, the “Options”). All unvested Options held by Executive shall automatically vest and become exercisable on the Separation Date and Executive shall be entitled to exercise all of his Options (at their specified exercise price) for the shorter of (i) a period of three hundred sixty-five (365) days following the Separation Date and (ii) the remainder of the applicable Option’s full term. Executive acknowledges that any Options previously designated as incentive stock options will not qualify for such treatment as a result of the preceding sentence.

(d)           Accrued and Unused Vacation. The Company shall pay Executive for all accrued and unused vacation time that Executive has earned through and including the Separation Date according to the records of the Company. Such amount is subject to all applicable federal and state tax withholding obligations.

(e)           Business Expenses. Executive shall be entitled to receive reimbursement, in accordance with the Company’s standard expense reimbursement policy and practice, for all reasonable expenses incurred by Executive in the performance of his duties through the Separation Date upon submission of reasonable documentation or receipt.

(f)            On-going Cooperation. To ensure a smooth transition of his duties and responsibilities, during the Severance Benefit Period Executive agrees to be available, at mutually agreeable times, by phone, to answer questions from Russell Markman and/or James P. Prenetta, Jr. on matters with which Executive was familiar during his employment. This obligation shall not exceed five (5) hours in any given month during the Severance Benefit Period. Executive shall have no other ongoing obligations for the Company other than to answer such questions.

(g)           Company Equipment. On or prior to the Separation Date, Executive shall return all property belonging to the Fusion Group in his possession, custody or control, including, without limitation, Company issued phones (cell phone and Polycom phones), keys, security cards, electronically stored information and all Fusion Group documents and materials.

(h)           Unemployment Benefits. The Company will not contest Executive’s receipt of unemployment compensation provided he is otherwise eligible for such benefits.

SECTION 3. Restrictive Covenants.

(a)           Confidential Information. Executive agrees that he shall hold in a confidential manner for the benefit of the Fusion Group, all trade secrets and confidential or proprietary information relating to the Fusion Group and its businesses and investments, which he obtained during his employment (“Confidential Information”). Confidential Information shall not include information which is generally available public knowledge (other than by his acts in violation of this Agreement) or is not maintained by the Company as confidential. Except as may be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Fusion Group (in which case Executive shall use his reasonable best efforts in cooperating with Fusion Group in Fusion Group’s actions to obtain a protective order against disclosure by a court of competent jurisdiction). Consistent with the prior sentence, Executive shall not, without the prior written consent of the Company, communicate or divulge any Confidential Information to anyone other than the Fusion Group and those designated by the Fusion Group. Notwithstanding the nondisclosure obligations set forth herein, pursuant to 18 USC § 1833(b), Executive may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret or Confidential Information that is made (i) in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

              (b)            Non-Solicitation of Customers/Employees. Executive agrees that for a period of one (1) year following the Separation Date, he will not, on behalf of himself or on behalf of any other person, directly or indirectly, (i) solicit any person that is a customer, client or has or had, within the prior twenty four (24) months, a contractual relationship with the Fusion Group to discontinue, terminate, cancel or refrain from doing business with the Fusion Group, or in any way interfere with the business relationship between such person and the Fusion Group, or (ii) solicit any person that, as of the Separation Date is an employee or officer of the Fusion Group, to terminate his or her employment with the Fusion Group.

(c)            Covenant Not to Compete. Executive will not, at any time, during the Severance Benefit Period, either directly or indirectly, engage in, with or for any enterprise, institution, whether or not for profit, business, or company, competitive with the Business (as defined herein) of the Fusion Companies as such Business is conducted on the date thereof, as a creditor, guarantor, or financial backer, stockholder, director, officer, consultant, advisor, employee, member, or otherwise of or through any corporation, partnership, association, sole proprietorship or other entity; provided, that an investment by Executive, his spouse or his children is permitted if such investment is not more than four percent (4%) of the total debt or equity capital of any such competitive enterprise or business. As used in this Agreement, the “Business” of the Companies shall be deemed to include the provision of any form of traditional communications services, Internet based video conferencing services, Unified communications as a service (“UCaaS”), clouding computing, cloud connectivity, cloud storage, cloud security and software as a service (“SaaS”), provided that such services shall have been offered by the Company as of the Separation Date. The foregoing prohibition shall not prevent Executive’s employment or engagement after the Severance Benefit Period (a) by any entity as long as the activities of such employment or engagement do not involve work on matters related to the Business or (b) by an investment fund that invests in entities engaged in the Business so long as Executive is not employed or engaged as an executive officer or director of such entity engaged in the Business.

(d)            Non-Disparagement. The parties acknowledge and agree that they will not defame or make any false representations or disparaging remarks about or in any other way attempt to damage or impair the reputation of the other party (in the case of any Fusion Group member, meaning any of its executives, officers, members, employees, directors or investors).

(e)            Miscellaneous. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of Executive’s obligations under this Section 3 may be inadequate, and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. The Company acknowledges and agrees that the remedy at law available to Executive for a breach of the obligations under Section 3 by it may be inadequate, and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive and the Company acknowledge, consent and agree that, in addition to any other rights or remedies which they may have at law, in equity or under this Agreement, upon the other’s violation of the applicable provisions of this Section 3, the non-breaching party shall be entitled to seek immediate injunctive relief and may seek a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

If it is established in a judicial forum that Executive has violated this Section 3, the applicable restrictive period set forth herein shall not run in Executive’s favor from the time of the commencement of any such violation until such time as Executive cures such violation to the satisfaction of the Company.

SECTION 4. Release. Executive acknowledges and agrees that his right to receive payments and Benefits under this Agreement is subject to his execution of this Agreement (provided that he does not subsequently revoke the release in this Section 4(a)).

(a)            Release of Claims by Executive.

(i)            In exchange for and in consideration of the Severance Payments and/or benefits that Executive shall receive under Sections 2(a) through 2(c) of this Agreement (the “Benefits”), Executive, on behalf of himself and his agents, representatives, administrators, receivers, trustees, estates, heirs, devisees, assignees, legal representatives, and attorneys, past or present (as the case may be), hereby irrevocably and unconditionally releases, discharges, and acquits all the Released Parties (as defined below) from any and all claims, promises, demands, liabilities, contracts, debts, losses, damages, attorneys’ fees and causes of action of every kind and nature, known and unknown, arising out of Executive’s employment with the Company, up to the Effective Date, including but not limited to causes of action, claims or rights arising out of, or which might be considered to arise out of or to be connected in any way with (i) Executive’s employment with the Company or the termination thereof; (ii) any treatment of Executive by any of the Released Parties, which shall include, without limitation, any treatment or decisions with respect to hiring, placement, promotion, discipline, work hours, demotion, transfer, termination, compensation, performance review, or training; (iii) any statements or alleged statements by the Company or any of the Released Parties regarding Executive, whether oral or in writing; (iv) any damages or injury that Executive may have suffered, including without limitation, emotional or physical injury, compensatory damages, or lost wages; (v) employment discrimination, which shall include, without limitation, any individual or class claims of discrimination on the basis of age, disability, sex, race, religion, national origin, citizenship status, marital status, sexual preference, or any other basis whatsoever; or (vi) all such other claims that Executive could assert against any, some, or all of the Released Parties in any forum, whether such claims are known or unknown, accrued or unaccrued, suspected or unsuspected, liquidated or contingent, direct or indirect; provided, however, that any claims arising after the Effective Date from the then present effect of acts or conduct occurring before the Effective Date shall be deemed released under this Agreement. This release includes but is not limited to rights and claims arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Virginia Civil Rights Act, the Virginia Whistleblower Statute, and any state leave or workers’ compensation retaliation law. Notwithstanding the foregoing, the provisions of this Section 4(a)(i) do not apply to, and Executive does not release the Company or any other Released Party in respect of (i) any claims arising under this Agreement, (ii) any rights, benefits or claims Executive has or may have as the holder of any equity securities issued by the Company and/or the Fusion Group; (iii) any rights and/or claims under the Company’s employee benefit plans pursuant to COBRA; (iv) any claims that the law does not permit Executive to release; (v) any claim arising after the Effective Date; and (vi) any claim or right to indemnification of Executive in his capacity as an officer of the Fusion Group and any other related rights Executive may have under New Jersey or Virginia State law, the certificate of formation or operating agreement of the Company or any insurance policy maintained by the Company (collectively, the “Excluded Claims”).

(ii)            Subject to the foregoing Section 4(a)(i), the foregoing release shall be construed as broadly as possible and shall also extend to release the Released Parties, without limitation, from any and all claims that Executive has alleged or could have alleged, whether known or unknown, accrued or unaccrued, suspected or unsuspected against the Company or any Released Party which Executive may have to recover money, or damages of any kind, or to reinstatement as a result of any actions, claims, complaints or charges brought by him or on his behalf under any federal, state or common law.

The term “Released Parties” or “Released Party” as used herein shall mean and include: the Company, and its parent, subsidiaries, affiliates, and all of their predecessors and successors (collectively, the “Released Entities”), and with respect to each such Released Entity, all of its former, current, and future officers, directors, agents, managers, representatives, employees, owners, shareholders, members, partners, joint venturers, attorneys, insurers, administrators and fiduciaries, and any other persons acting by, through, under, or in concert with any of the persons or entities listed herein.

(iii)           Nothing in this Agreement shall preclude Executive from filing or prosecuting a charge or complaint, participating in an investigation or proceeding or otherwise communicating with any federal, state or local government or regulatory agency, including those charged with the enforcement of employment discrimination laws such as the Equal Employment Opportunity Commission or similar state agency. It is further agreed that no term or provision of this Agreement shall be construed to limit Executive’s right to accept an incentive award, if eligible, from the Securities and Exchange Commission pursuant to Rule 21F-17 of the Securities Exchange Act of 1934, as amended.

(iv)           Pursuant to the Older Workers Benefit Protection Act, Executive understands and acknowledges that by executing this Agreement and releasing all claims against any of the Released Parties, he has waived any and all rights or claims that he has or could have against any Released Party under the Age Discrimination in Employment Act or similar laws, which includes any claim that any Released Party discriminated against Executive on account of his age. Executive also acknowledges the following:

(A)
The Company, by this written Agreement, has advised Executive to consult with an attorney prior to executing this Agreement;

(B)
This Agreement does not include claims arising after the Separation Date, provided, however, that any claims arising after the Separation Date from the then-present effect of acts or conduct occurring before the Separation Date shall be deemed released under this Agreement;

(C)
The Company has provided Executive the opportunity to review and consider this Agreement for a period of at least twenty-one (21) days from the date he receives this Agreement. At Executive’s option and sole discretion, he may waive the twenty-one (21) day review period and execute this Agreement before the expiration of twenty-one (21) days. If Executive elects to waive the twenty-one (21) day review period, Executive acknowledges and admits that he was given a reasonable period of time within which to consider this Agreement and his waiver is made freely and voluntarily, without duress or any coercion by any other person; and

(D)
Executive may revoke the provisions of this Section 4(a)(iv) within a period of seven (7) days after execution of this Agreement. Executive agrees that any such revocation is not effective unless it is made in writing and delivered to the Company, to the attention of the Vice President, Human Resources and Administration, by the end of the seventh (7th) calendar day. Under any such valid revocation, Executive shall not be entitled to the benefits granted under Sections 2(a) through 2(c) as consideration for Executive’s Release in Section 4. The provisions of this Section 4(a)(iv) will become effective on the eighth (8th) calendar day after this Agreement is executed by both parties.

(v)            Executive confirms that no claim, charge, or complaint against any of the Released Parties, brought by him, exists before any federal, state, or local court or administrative agency. Executive hereby waives his right to accept any relief or recovery, including costs and attorney’s fees, from any charge or complaint before any federal, state, or local court or administrative agency against any of the Released Parties, except in respect to Excluded Claims or as such waiver is prohibited by law.

(vi)           With respect to any claim released under this Section 4(a), Executive agrees that he will not, unless otherwise prohibited by law, at any time hereafter, participate in as a party, or permit to be filed by any other person on his behalf or as a member of any alleged class of persons, any action or proceeding of any kind, against the Released Parties or any past, present or future Executive benefit and/or pension plans or funds of the Released Entities with respect to any act, omission, transaction or occurrence up to and including the Separation Date, except in respect of Excluded Claims. Executive further agrees that he will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right covered by this paragraph of this Agreement and that this Agreement shall act as a bar to recovery in any such proceedings.

(vii)          Executive agrees that neither this Agreement nor the furnishing of the consideration for the general release set forth in this Agreement shall be deemed or construed at any time for any purpose as an admission by any Released Parties of any liability or unlawful conduct of any kind. Executive further acknowledges and agrees that the consideration provided for herein is adequate consideration for Executive’s obligations under this Agreement.

(viii)         If Executive executes this Agreement prior to the Separation Date, Executive agrees that he will sign the release attached hereto as Annex A on the Separation Date. If Executive does not sign Annex A at such time, the Company and Executive will be relieved of all of their respective obligations hereunder and this Agreement shall be null and void.

(b)            Release of Claims by Company. Subject to the provisions of this Agreement and subject to Executive not exercising his revocation rights hereunder, the Company, on behalf of itself and other members of the Fusion Group, and the Released Parties hereby release Executive and his family members, heirs, executors, personal representatives, successors and assigns from any and all claims, promises, demands, contracts, losses, debts, obligations, rights, suits, damages, actions, causes of action of every kind and nature, attorneys’ fees, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, suspected or unsuspected existing as of the Separation Date, in law, at equity, or otherwise (except for willful misconduct, gross negligence, or breach of fiduciary duty that results in a personal monetary profit to Executive at the expense of the Company) that the Company, any Released Party or any other member of the Fusion Group would have been legally entitled to assert in its own right or that any other person or entity would have been able to assert on behalf of the Company, any Released Party or any other member of the Fusion Group, based in whole or in part upon any act or omission, transaction, agreement, event, or other occurrence related to the Company, any Released Party or any other member of the Fusion Group, taking place before and on the Separation Date, provided, however, any claims arising after the Effective Date from the then present effect of acts or conduct occurring before the Effective Date shall be deemed released under this Agreement.

SECTION 5. Miscellaneous.

(a)            Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the Commonwealth of Virginia without giving effect to any choice of law principles which could cause the application of the laws of another jurisdiction.

(b)            No Waiver. No failure by either party at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall (a) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time, or (b) preclude insistence upon strict compliance in the future.

(c)            Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect and such invalid or unenforceable provision shall be reformulated by such court to preserve the intent of the parties. If any portion of the release set forth in Section 4(a) of this Agreement is declared to be unenforceable by a court of competent jurisdiction in any action in which Executive participates or joins, Executive agrees that all consideration paid to him under this Agreement shall be offset against any monies that he may receive in connection with any such action.

(d)            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

(e)            Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

(f)            Plurals. Wherever the context so requires, the singular number includes the plural and conversely.

(g)            Assignment. This Agreement is binding on Executive and the Company and their successors and assigns; provided, however, that the rights and obligations of the Company under this Agreement may be assigned to a successor entity. In the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company or any similar event, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor, and such successor shall discharge and perform all of the promises, covenants, duties and obligations of the Company hereunder. No rights or obligations of Executive hereunder may be assigned by Executive to any other person or entity, except by will or the laws of descent and distribution. In the event of Executive’s death prior to receipt by Executive of all amounts payable by the Company hereunder, such amounts shall be payable to Executive’s designated beneficiaries on the same schedule as provided for in this Agreement.

(h)            Entire Agreement. Except as otherwise specifically provided herein, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, contains all of the covenants, promises, representations, warranties and agreements between the parties and supersedes all prior agreements between Executive and the Company or any of its predecessors or affiliates, including but not limited to any change in control or severance benefit plan or arrangement and any bonus plan or arrangement. Except as otherwise provided herein, each party acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party, or by anyone acting on behalf of either party, which is not embodied herein, and that no agreement, statement, or promise created hereby, that is not contained in this Agreement, shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by both parties.

(i)            Choice of Forum. Any and all disputes relating to or arising from this Agreement shall be brought exclusively in the federal or state courts with jurisdiction over Fairfax County, Virginia, and the parties hereby expressly represent and agree that they are subject to personal jurisdiction of said courts, and each of the parties hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to such dispute and waives, to the fullest extent permitted by law, any objection which it may now or hereafter have that the laying of venue of any legal proceedings related to such dispute which is brought in any such court is improper or that such proceedings should have been brought in an inconvenient forum.

(j)            Construction. This Agreement shall be interpreted without regard to the identity of the drafter and shall not be construed for or against either party.

(k)           No Jury Trial. By signing below, Executive waives his right to a jury trial.

(l)            Taxes/Tax Withholding. The Company does not make any representation or warranty with respect to the tax consequences of any consideration or other actions under this Agreement or otherwise. Executive shall be solely responsible for all income taxes, capital gains, use, sales or similar taxes and payments due to governmental authorities with respect to all consideration provided for hereunder that have not been deducted by the Company. The Company may withhold from amounts payable to Executive hereunder any federal, state, city or other taxes the Company is required to withhold pursuant to any law or government regulation or ruling.

(m)            Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows: to Executive – 1446 Harvest Crossing Drive, McLean, VA 22101 and to the Company – 13921 Park Center Rd., Suite 200, Herndon, VA 20171.

(n)            Confidentiality. The parties agree that the terms and conditions of this Agreement are confidential and that each will not, without the express prior written consent of the other party, in any manner publish, publicize, disclose or otherwise make known or permit or cause to permit or cause to be known such terms and conditions as anyone (other than such party’s financial advisors and legal advisors who agree not to disclose such terms), except as required by law or in any proceeding to enforce the terms of this Agreement. Executive shall be permitted to disclose such terms and conditions to his family members and personal advisors.

(o)           Section 409A. This Agreement is intended to comply with Section 409A (“Section 409A”) of Internal Revenue Code of 1986, as amended (the “Code”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Executive’s separation from service or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

SECTION 6. Executive Acknowledgements.

Executive acknowledges that:

(a)            He has read and understands the terms of this Agreement and has voluntarily agreed to these terms without coercion or undue persuasion by the Company or any officer, director or other agent thereof;

(b)            He has been encouraged by the Company to seek competent legal counsel in his review and consideration of this Agreement and its terms; and

(c)            This Agreement does not purport to waive, and does not waive, any rights Executive may have which arise after the Separation Date.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above written.

FUSION LLC

By: /s/ Kelly Beckner
Name: Kelly Beckner
Title: VP, Human Resources and Administration

EXECUTIVE

/s/ Gordon Hutchins, Jr.
Gordon Hutchins, Jr.

WITH RESPECT TO SECTION 2(c) ONLY:

FUSION CONNECT, INC.

By: /s/ Kelly Beckner

Name: Kelly Beckner
Title: VP, Human Resources and Administration

Annex A – Release

Release of Claims by Gordon Hutchins, Jr.

(a)        Release.  Subject to the satisfaction by Fusion Connect, Inc. (the “Company”) of every obligation under the Separation Agreement, dated November 8, 2018 (the “Agreement”), between the Company and Gordon Hutchins, Jr. (the “Executive”), including, but not limited to, the full satisfaction of the payment obligations under Section 2 thereof, Executive hereby releases and absolutely and forever discharges the Company, and its parent, subsidiaries, affiliates, and all of their predecessors and successors and with respect to each of such parties all of its former, current and future officers, directors, managers, representatives, employees, servants, owners, shareholders, members, partners, joint venturers, attorneys, insurers, administrators, and fiduciaries, and any other persons acting by, through, under, or in concert with any of the persons or entities listed herein (collectively referred to as the “Released Parties”), from any and all suits, demands, damages, causes of action, contracts, and any and all claims in law or in equity, whether now known or unknown, arising out of Executive’s employment with the Company, which he, his heirs, executors, administrators or assigns, have or may have against the Released Parties, including, but expressly not limited to, any claims which he may have to recover, or share in the recovery of, money or damages of any kind, or to reinstatement as a result of any actions, claims, complaints or charges brought by him or on his behalf under any federal, state or common law.

            Executive understands and acknowledges that by executing this release and releasing all claims against any of the Released Parties arising prior to the date of this release, he has waived any and all rights or claims that he has or could have against any Released Party under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Virginia Civil Rights Act, the Virginia Whistleblower Statute, and any state leave or workers’ compensation retaliation law.

            Executive also acknowledges the following:

(i)         The Company has advised Executive to consult with an attorney prior to executing the Agreement and this release.

(ii)        This release does not include claims arising after the date of its execution Date, provided, however, that any claims arising after the date hereof from the then-present effect of acts or conduct occurring before the date hereof shall be deemed released hereunder;

(iii)       The Company has given Executive the opportunity to review and consider the Agreement for a period of at least twenty-one (21) days from the date he received the Agreement.  At Executive’s option and sole discretion, he was permitted to waive the twenty-one (21) day review period and execute the Agreement before the expiration of twenty-one (21) days.  If Executive elected to waive the twenty-one (21) day review period, Executive acknowledges and admits that he was given a reasonable period of time within which to consider the Agreement and his waiver is made freely and voluntarily, without duress or any coercion by any other person.

A-1

(iv)    Executive may revoke this release within a period of seven (7) days after its execution by Executive.  Executive agrees that any such revocation is not effective unless it is made in writing and delivered to the Company, to the attention of Kelly Beckner, Vice President, Human Resources and Administration, 13921 Park Center Rd., Suite 200, Herndon, VA 20171 or her successor, by the end of the seventh (7th) calendar day.  If Executive revokes this release, the Company will be relieved of all of its obligations under the Agreement and Executive shall be obligated to pay back to the Company any amounts previously paid under Section 2 thereof.

(v)        Executive confirms that he has brought no claims, charges, or complaints against any of the Released Parties before any federal, state, or local court or administrative agency.  However, nothing in the Agreement or this release shall be construed as prohibiting Executive from filing a charge with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission or a comparable state or local agency.  Executive hereby waives his right to accept any relief or recovery, including costs and attorney’s fees, from any charge or complaint before any federal, state, or local court or administrative agency against any of the Released Parties, except to the extent that such waiver is prohibited by law.

(vi)       Except as otherwise provided in subparagraph (v) above, Executive agrees he will not voluntarily participate in any judicial proceeding of any nature or description against any Released Parties that in any way involves any allegations and facts arising out of Executive’s employment with the Company that he could have raised against any Released Parties as of the date hereof.

(vii)      Executive agrees that neither the Agreement, this release nor the furnishing of the consideration for the general release set forth in the Agreement or this release shall be deemed or construed at any time for any purpose as an admission by any Released Parties of any liability or unlawful conduct of any kind.  Executive further acknowledges and agrees that the consideration provided for in the Agreement is adequate consideration for Executive’s obligations under the Agreement and this release.

            (b)      Excluded Claims.  Executive does not release any Released Party in respect of (i) any claims arising under the Agreement, (ii) any rights, benefits or claims Executive has or may have as the holder of any equity securities issued by the Company and/or the Fusion Group, (iii) any rights and/or claims under COBRA, (iv) any claims that the law does not permit Executive to release, (v) any claim or right to indemnification of Executive in his capacity as an officer of the Company or any other Fusion Company and any other related rights Executive may have under New Jersey or Virginia State law, the Charter or bylaws of the Company, or any insurance policy maintained by the Company, or (vi) any rights, benefits or claims Executive, his spouse or his eligible dependents may have as a terminated but vested employee (or eligible dependent thereof) in accordance with the terms of the Company’s benefit plans.

EXECUTIVE

________________________________________                      Date:                                     , 2018
Gordon Hutchins, Jr.

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